[LETTERHEAD OF ORION FINANCIAL CORP.]

February 20, 2003

Mr. Craig Potts
Mr. Christopher Larson
Cash Systems, Inc.
3201 West County Road 42 #105
Burnsville, MN 55306

Dear Craig and Chris:

This letter is intended to define and confirm the basis upon which Orion Financial Corp. ("Orion") will be engaged as the exclusive agent of Cash Systems, Inc. ("CSI") to assist CSI in the procurement of equity and/or mezzanine financing. Orion is undertaking this engagement on a best-effort basis only.

As compensation for its services, Orion will be paid on the following basis:

1. A retainer of $5,000 per month paid monthly in advance for a period of three months from the date of this agreement; and

2. A success fee of seven and one-half percent (7.5%) of the amount of financing raised and a warrant to purchase 100,000 shares of common stock for $1.50 per share (the warrants will have a seven year term and will be issued to Orion for $100 of consideration). The success fee will be paid in cash on the date the financing is closed. The warrants will be issued the date the financing is closed.

Orion will also be reimbursed for pre-approved travel expenses, direct assignment expenses and all other reasonable out-of-pocket expenses. Orion will provide written expense reports to CSI on a monthly basis.

Acceptance of the terms and conditions of the financing package will be the in the sole discretion of CSI.

This agreement will continue for a minimum of three (3) months from the date of acceptance hereof. CSI or Orion may terminate this agreement any time after the expiration of said three-month term by providing the other party with 30 day written notice.

If during the twenty-four (24) month period following the termination of this agreement to a party or parties with whom we have had discussions during the term of this agreement, Orion shall be entitled to the success fees as set forth above. If CSI amends, modifies or changes any loan agreement or financing arrangement resulting in an increased source of funds available to CSI from a party introduced to CSI by Orion, Orion shall be entitled to the success fees set forth above on the increase in the committed amount. The provisions of this paragraph will not apply if financing is provided by a party previously introduced to CSI by Equity Securities and is shown as such on exhibit A attached.

If a majority interest in CSI is sold during the term of this agreement or during the twenty-four (24) month period following the termination of this agreement to a party or parties which whom we have had discussions during the term of this agreement, Orion shall be entitled to a success fee of the lessor of four percent (4%) of Aggregate Purchase Price or $400,000. The provisions of this paragraph will not apply if CSI is purchased by a party previously introduced by Equity Securities and is shown on exhibit A attached.

Aggregate Purchase Price shall mean the consideration paid in cash or consideration of any other nature paid by a buyer, at the time of closing of the transaction, plus the total amount of cash or any other consideration to be paid by a buyer subsequent to the closing of the transaction.
Consideration will include but not be limited to:

     Cash payments or stock exchanges made at closing; all funded debt assumed by the buyer; all deferred installments of purchase price to include any portion of the total consideration held in escrow at closing; all non-compete compensation; the capitalized value of all leases made with the buyer; the value of all real estate purchase options made with the buyer; consulting, non-compete, royalty or licensing agreements entered into with CSI or any of its shareholders; and any other form of consideration associated with the transaction.

If, in connection with any services or matters that are the subject of this letter, Orion becomes involved in any action or legal proceeding, you agree to reimburse us for the reasonable legal fees of any nature, disbursement of counsel, fees relating to collection, and other expenses incurred by us. You also agree to indemnify and to hold us harmless against any losses, claims, damages or liabilities, joint or several, to which we may become subject in connection with the services which are the subject of this letter, provided, however, that you shall not be liable under the foregoing to the extent that a court having jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from our willful misfeasance or gross negligence. Your agreement in this shall, upon the same terms and conditions, extend to and inure to the benefit of our officers, directors, and any person affiliated with us.

If the foregoing is in accordance with your understanding of the mutual intentions of the parties, indicate your approval and acceptance by signing and returning one copy to us. We look forward to being of service.

                                          Very truly yours,



ACCEPTED:

Cash Systems, Inc.                        Orion Financial Corp.

By:/s/ Craig Potts                        By: /s/
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Its: President                            Its: Vice President
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Date: 2/20/03                             Date: 2/20/03
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